PRESS RELEASE

Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Investor Relations Manager (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Reports 6.7% Increase

in FFO Per Share for the Third Quarter 2007

Highlights

•

Funds From Operations (FFO) was $0.32 per diluted share for the third quarter of 2007, a 6.7% increase over same period in the prior year. FFO for the nine months ended September 30, 2007 was $0.92 per diluted share, a 9.5% increase over same period in the prior year.

•	Bayport Commons, Tampa, FL and Tarpon Springs Plaza, Naples, FL partially opened for business with all anchor stores leased.
•	Visible Shadow Development Pipeline increased by $34.7 million with the addition of two projects.
•	On a cash basis, base rental rates increased 23% on new leases and 7% on renewals.

Indianapolis, Ind., November 7, 2007 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its third quarter ended September 30, 2007. Financial statements and exhibits attached to this release include results for the three and nine months ended September 30, 2007 and 2006.

Financial and Operating Results

For the three months ended September 30, 2007, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $12.0 million (or $0.32 per diluted share) for the Kite Portfolio, compared to $11.4 million (or $0.30 per diluted share) for the Kite Portfolio for the same period in the prior year. FFO per diluted share for the third quarter of 2007 increased 6.7% over the same period in the prior year. The Company’s allocable share of FFO was $9.3 million for the three months ended September 30, 2007 compared with the Company’s allocable share of $8.8 million for the same period in 2006.

For the nine months ended September 30, 2007, FFO was $34.5 million (or $0.92 per diluted share) for the Kite Portfolio, compared to $31.5 million (or $0.84 per diluted share) for the Kite Portfolio for the same period in the prior year. FFO per diluted share for the first nine months of

2007 increased 9.5% over the same period in the prior year. The Company’s allocable share of FFO was $26.8 million for the nine months ended September 30, 2007 compared with the Company’s allocable share of $24.3 million for the same period in 2006.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue increased 22.3% in the third quarter of 2007 to $33.9 million from $27.8 million for the same period in 2006, excluding revenue of $5.3 million from the 2006 sale of a merchant building asset. The Company’s total revenue as reported was $33.9 million and $33.1 million in the third quarter of 2007 and 2006, respectively. The Company’s net income for the third quarter of 2007 was $3.9 million, compared to $3.2 million ($2.1 million excluding the net gain from the sale of the merchant building asset) for the third quarter of 2006.

The Company’s total revenue increased 15.0% in the nine months ended September 30, 2007 to $100.2 million from $87.1 million for the same period in 2006, excluding revenue of $5.3 million from the sale of the merchant building asset. The Company’s total revenue as reported was $100.2 million and $92.4 million for the nine months ended September 30, 2007 and 2006, respectively. The Company’s net income for the first nine months of 2007 was $8.3 million, compared to $6.5 million ($5.4 million excluding the net gain from the sale of the merchant building asset) for the same period in 2006.

"We are pleased to report solid third quarter financial and operating results, including the opening of two of our Target-anchored Florida developments," said John A. Kite, the Company's President and Chief Executive Officer. "We remain confident that our operating and development properties are well-located with existing demographics attractive to top national retailers. Our development pipeline is nearly 80% pre-leased or committed, including the anchors at each property. Key to the success of our development program is our flexible capital structure, including the Prudential joint venture. In addition, this quarter, we partially funded development with recycled proceeds from land sales and will continue to evaluate opportunities under appropriate circumstances to recycle non-core assets over the next several quarters."

Operating Portfolio

As of September 30, 2007, the Company owned interests in 50 retail operating properties totaling approximately 7.1 million square feet. The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 94.8% leased as of September 30, 2007, compared to 93.6% leased as of the end of the third quarter of 2006. In addition, the Company owned four commercial operating properties totaling 562,652 square feet and an associated parking garage. As of September 30, 2007, the owned net rentable area of the commercial operating portfolio was 92.5% leased, down from 96.9% leased as of the end of the third quarter of 2006. The decline is attributable to the termination in December 2006 of a lease for 29,140 square feet at the 30 South property in Indianapolis.

Development Activities

During the third quarter, the non-owned Target anchor and eight tenants opened for business at Tarpon Springs Plaza, a 276,000 total square foot community shopping center in Naples, Florida. The remaining tenants are currently under construction and will open in the next two quarters as interior tenant finish work is completed. Approximately 90 percent of the 92,546 owned square footage of this center is leased as of September 30, 2007. Additional anchor tenants include Staples, Cost Plus and AC Moore.

Bayport Commons, a 286,000 total square foot community shopping center near Tampa, Florida held a grand opening for Target during the quarter. Approximately 88 percent of the 97,200 owned square feet was committed or leased as of the end of the third quarter. Additional anchor tenants include Best Buy, Michaels and Petsmart.

During the quarter, the Company added two projects to the visible shadow pipeline with an estimated total cost of $34.7 million. South Elgin Commons near Chicago, Illinois is comprised of four junior boxes totaling 133,000 square feet of owned GLA and is shadow anchored by an existing non-owned Super Target. In addition, the Company plans to develop approximately 41,000 square feet on land immediately adjacent to its Spring Mill Medical property. The Company intends to sell both projects upon completion.

As of September 30, 2007, the Company owned interests in nine retail properties in the current development pipeline that are expected to total approximately 1.3 million square feet. Approximately 580,000 square feet are anticipated to be owned directly by the Company or through joint ventures. The remaining square footage will be owned by anchor tenants upon completion of the developments. The total estimated cost (KRG and joint venture partners’ shares) of these projects is $167.2 million, of which approximately $133 million had been incurred as of September 30, 2007. Approximately 76 percent of the owned GLA at properties in the development pipeline is currently leased or in various stages of lease negotiations.

Redevelopment Activities

During the third quarter, the Company continued redevelopment efforts at Glendale Town Center in Indianapolis, Indiana. Construction has commenced on Target’s building, and Target is expected to open in the summer of 2008. Three new small shop structures totaling approximately 21,000 square feet and an outparcel building to be occupied by Panera Bread are also under construction. Subsequent to the end of the quarter, the first small shop tenant opened for business, and Panera Bread is anticipated to open in November 2007. The Company anticipates that its investment in the redevelopment, net of third party contributions, will be approximately $15 million.

Leasing Activities

During the third quarter, the Company executed 17 new leases and 13 renewals for 112,000 square feet of total GLA in our development and operating portfolios. On a cash basis, base rents increased 23% on new leases and 7.3% on renewals. Additionally, the Company executed a previously disclosed lease with the Indiana Supreme Court for approximately 71,000 square feet in the Company’s 30 South property in Indianapolis.

Financing Activities

During the quarter, the Company entered into a $50 million hedge against the revolving credit facility with a fixed rate of 6.322% expiring in February 2011. This hedge replaced an expiring interest rate swap with a notional amount of $50 million.

Additionally, the Company entered into two new interest rate swaps against construction loans with notional amounts totaling $52 million. A $42 million hedge against the unconsolidated Parkside Town Commons loan carries a fixed rate of 5.599% and expires in March 2009. The remaining $10 million dollar hedge against the Naperville construction loan is fixed at an interest rate of 6.054% and expires in December 2008.

Distributions

On August 7, 2007, the Board of Trustees declared a quarterly cash distribution of $0.205 per common share for the quarter ended September 30, 2007 to shareholders of record as of October 4, 2007. This distribution represented a 5.1% increase over the prior quarter and was paid on October 16, 2007.

On November 6, 2007, the Board of Trustees declared a quarterly cash distribution of $0.205 per common share for the quarter ended December 31, 2007 to shareholders of record as of January 7, 2008. This distribution will be paid on or about January 15, 2008.

Earnings Guidance

The Company is updating its earnings and FFO guidance for the fiscal year ending December 31, 2007 in the range of $1.25 to $1.27 per diluted share. Following is a reconciliation of the calculation of net income per share to FFO per share:

	Low	High

Diluted net income per share	$0.33	$0.35
Limited Partners’ interests in Operating Partnership	0.10	0.10
Depreciation and amortization of consolidated entities	0.81	0.81
Depreciation and amortization of unconsolidated entities	0.01	0.01

Diluted FFO per share	$1.25	$1.27

Earnings Conference Call

The Company’s management will host a conference call on Thursday, November 8, 2007 at 10:00 a.m. EDT to discuss financial results for the quarter and six months ended September 30, 2007. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (866) 510-0705 for domestic callers and (617) 597-5363 for international callers (passcode 47218048). In addition, a telephonic replay of the call will be available until January 8, 2008. The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 40080991).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Statements regarding the Company’s 2007 FFO and earnings guidance, including the underlying assumptions are, and certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

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Kite Realty Group Trust

Consolidated Balance Sheets

(Unaudited)

	September 30, 2007	December 31, 2006

Assets:
Investment properties, at cost:
Land	$205,606,892	$190,886,884
Land held for development	23,622,458	21,687,309
Buildings and improvements	607,525,606	582,715,399
Furniture, equipment and other	4,634,331	5,492,726
Construction in progress	196,430,819	155,569,117

	1,037,820,106	956,351,435
Less: accumulated depreciation	(79,099,822)	(63,726,825)

	958,720,284	892,624,610
Cash and cash equivalents	12,305,177	23,952,594
Tenant receivables, including accrued straight-line rent of $5,925,643 and $4,774,063, respectively, net of allowance for uncollectible accounts	16,268,693	15,215,858
Other receivables	10,825,120	18,247,435
Investments in unconsolidated entities, at equity	1,083,221	1,174,371
Escrow deposits	10,626,792	8,604,580
Deferred costs, net	20,190,021	17,532,939
Prepaid and other assets	3,796,628	5,808,926

Total Assets	$1,033,815,936	$983,161,313

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$631,286,273	$566,975,980
Accounts payable and accrued expenses	34,178,025	33,007,119
Deferred revenue and other liabilities	27,257,428	30,156,299
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	87,470	—
Minority interest	4,143,246	4,295,723

Total Liabilities	696,952,442	634,435,121
Commitments and contingencies
Limited Partners’ interests in Operating Partnership	75,794,286	78,812,120
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized 28,916,641 shares and 28,842,831 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	289,166	288,428
Additional paid in capital and other	292,593,664	291,159,647
Accumulated other comprehensive (loss) income	(1,085,582)	297,540
Accumulated deficit	(30,728,040)	(21,831,543)

Total Shareholders’ Equity	261,069,208	269,914,072

Total Liabilities and Shareholders’ Equity	$1,033,815,936	$983,161,313

Kite Realty Group Trust

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Revenue:
Minimum rent	$18,094,316	$17,262,427	$54,043,116	$49,506,938
Tenant reimbursements	4,525,236	3,787,767	13,865,960	11,901,251
Other property related revenue	3,223,938	1,565,787	7,961,957	3,562,454
Construction and service fee revenue	7,583,235	10,293,822	23,630,103	27,227,754
Other income	519,760	158,632	719,355	243,820

Total revenue	33,946,485	33,068,435	100,220,491	92,442,217
Expenses:
Property operating	3,827,380	3,439,853	11,436,959	9,749,011
Real estate taxes	3,132,986	2,323,799	8,848,531	7,953,433
Cost of construction and services	6,539,643	7,795,070	21,126,869	22,879,759
General, administrative, and other	1,702,354	1,305,599	4,758,278	4,250,312
Depreciation and amortization	7,041,516	7,209,586	23,924,437	22,574,735

Total expenses	22,243,879	22,073,907	70,095,074	67,407,250

Operating income	11,702,606	10,994,528	30,125,417	25,034,967
Interest expense	(6,681,071)	(6,139,761)	(19,093,748)	(15,324,928)
Loss on sale of asset	—	—	—	(764,008)
Income tax expense of taxable REIT subsidiary	(32,789)	(777,600)	(295,395)	(640,584)
Minority interest in income of consolidated subsidiaries	(14,781)	(2,993)	(264,002)	(78,503)
Equity in earnings of unconsolidated entities	48,024	72,261	217,899	221,983
Limited Partners’ interests in the Operating Partnership	(1,130,594)	(936,782)	(2,394,599)	(1,926,356)

Net income	$3,891,395	$3,209,653	$8,295,572	$6,522,571

Income per common share – basic	$0.13	$0.11	$0.29	$0.23

Income per common share – diluted	$0.13	$0.11	$0.28	$0.23

Weighted average common shares outstanding - basic	28,915,137	28,824,698	28,889,279	28,696,534

Weighted average common shares outstanding - diluted	29,139,244	28,979,356	29,180,860	28,830,042

Dividends declared per Common Share	$0.2050	$0.1950	$0.5950	$0.5700

Kite Realty Group Trust

Funds From Operations

For the Three and Nine Months Ended September 30, 2007 and 2006

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Net income	$3,891,395	$3,209,653	$8,295,572	$6,522,571
Loss on sale of asset, net of tax	—	—	—	458,405
Add Limited Partners’ interests in income	1,130,594	936,782	2,394,599	1,926,356
Add depreciation and amortization of consolidated entities, net of minority interest	6,873,292	7,129,692	23,520,510	22,308,695
Add depreciation and amortization of unconsolidated entities	100,864	99,680	302,828	301,350

Funds From Operations of the Kite Portfolio[1]	11,996,145	11,375,807	34,513,509	31,517,377
Deduct Limited Partners’ interests in Funds From Operations	(2,709,654)	(2,560,851)	(7,731,026)	(7,184,226)

Funds From Operations allocable to the Company[1]	$9,286,491	$8,814,956	$26,782,483	$24,333,151

Basic FFO per share of the Kite Portfolio	$0.32	$0.31	$0.93	$0.85

Diluted FFO per share of the Kite Portfolio	$0.32	$0.30	$0.92	$0.84

Basic weighted average Common Shares outstanding	28,915,137	28,824,698	28,889,279	28,696,534

Diluted weighted average Common Shares outstanding	29,139,244	28,979,356	29,180,860	28,830,042

Basic weighted average Common Shares and Units outstanding	37,314,752	37,228,944	37,288,971	37,208,441

Diluted weighted average Common Shares and Units outstanding	37,538,859	37,383,601	37,580,552	37,341,949

____________________
1

“Funds from Operations of the Kite Portfolio” represents 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds from Operations allocable to the Company” reflects a reduction for the Limited Partners’ weighted average interests in the Operating Partnership.